Post-Effective Amendment No. 10 to Form S-11
Exhibit 4.5
BLACK CREEK DIVERSIFIED PROPERTY FUND INC.
STOCK CERTIFICATE INFORMATION SHEET

(To Appear on Stock Certificate or to Be Sent upon Request
and Without Charge to Stockholders Issued Shares without Certificates)
All capitalized terms in this document have the meanings defined in the Charter of Black Creek Diversified Property Fund Inc. (the “Corporation”), as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Shares of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its principal office. The Corporation has five classes of Common Shares: Class E Common Shares, Class T Common Shares, Class S Common Shares, Class D Common Shares and Class I Common Shares.
Note: Instead of the information below, the certificate may state that the Corporation will furnish information regarding transfer restrictions, preferences, limitations and rights of stockholders to a stockholder on request and without charge. In the case of uncertificated Shares, the Corporation will send the holder of such Shares a written statement of the information otherwise required on certificates.
The information below is a summary. For complete information regarding transfer restrictions, preferences, limitations and rights of stockholders please refer to the Corporation’s Charter, as amended and supplemented.

Statement Regarding Restrictions on Transferability of Shares of Common Stock
REIT Transfer Restrictions
The securities of the Corporation are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose, among others, of the Corporation’s maintenance of its status as a Real Estate Investment Trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no Person may Beneficially or Constructively Own Common Shares of the Corporation in excess of 9.8% percent (in value or number of Shares) of the outstanding Common Shares of the Corporation unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own Shares of the Corporation in excess of 9.8% percent of the value of the total outstanding Shares of the Corporation, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Shares that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code); and (iv) no Person may Transfer Shares if such Transfer would result in Shares of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own Shares which cause or will cause a Person to Beneficially or Constructively Own Shares in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership are violated, the Shares represented hereby will be automatically transferred to a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem Shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio.

Other Charter Restrictions
Subject to suitability standards established by individual states, to become a Stockholder in the Corporation, if such prospective Stockholder is an individual (including an individual beneficiary of a purchasing Individual Retirement Account), or if the prospective Stockholder is a fiduciary (such as a trustee of a trust or corporate pension or profit sharing plan, or other tax-exempt organization, or a custodian under a Uniform Gifts to Minors Act), such individual or fiduciary, as the case may be, must represent to the Corporation, among other requirements as the Corporation may require from time to time:
With respect to Class E Common Shares:

•
that such individual (or, in the case of a fiduciary, that the fiduciary account or the donor who directly or indirectly supplies the funds to purchase the Shares) has a minimum annual gross income of $45,000 and a net worth (excluding home, furnishings and automobiles) of not less than $45,000; or

•
that such individual (or, in the case of a fiduciary, that the fiduciary account or the donor who directly or indirectly supplies the funds to purchase the Shares) has a net worth (excluding home, furnishings and automobiles) of not less than $150,000.

With respect to Class T, Class S, Class D and Class I Common Shares:

•	until the shares are listed, that such individual meets the applicable suitability standards set forth in the most recent prospectus relating to a public offering of such shares.
In addition, unless a unless a Stockholder is transferring all of his or her Shares, a Stockholder may not transfer her or her Shares in a manner that causes such Stockholder or such Stockholder’s transferee to own less than $2,000 in Shares.
Statement Regarding Preferences, Limitations, and Rights of Common Shares
The Common Shares shall be subject to the express terms of any series of Preferred Shares. Subject to the provisions of Article VII of the Charter and except as may otherwise be specified in the terms of any class or series of Common Shares, each Common Share shall entitle the holder thereof to one vote per share on all matters upon which Stockholders are entitled to vote pursuant to Section 12.2 of the Charter. Except as may be provided otherwise in the Charter, and subject to the express terms of any series of Preferred Shares, the holders of the Common Shares shall have the exclusive right to vote on all matters (as to which a common stockholder shall be entitled to vote pursuant to applicable law) at all meetings of the Stockholders. The Board may classify or reclassify any unissued Common Shares from time to time in one or more classes or series of Shares.
The following additional special provisions apply to Common Shares.

Automatic Conversion Rights
The Charter includes various triggers upon which our outstanding Class T, Class S, and Class D Common Shares will convert to Class I Common Shares. The automatic conversion rights in the Charter are as follows:

•
Each Class T, Class S or Class D Common Share held within a stockholder’s account shall automatically and without any action on the part of the holder thereof convert into a number of Class I Common Shares at the Applicable Conversion Rate (as defined below) on the earliest of (a) a listing of any shares of the Corporation’s common stock on a national securities exchange, (b) a merger or consolidation of the Corporation with or into another entity, or the sale or other disposition of all or substantially all of the Corporation’s assets and (c) the end of the month in which the Dealer Manager in conjunction with the Corporation’s transfer agent determines that the Total Account-Level Underwriting Compensation (as defined below) paid with respect to all of the shares of such class held by such stockholder within such account (including shares purchased through a Reinvestment Plan or received as stock dividends) equals or exceeds 8.75% (or a lower limit set forth in any applicable agreement between the Dealer Manager and a participating broker-dealer, provided that the Dealer Manager advises the Corporation’s transfer agent of the lower limit in writing) of the aggregate purchase price of all shares of such class held by such stockholder within such account and purchased in a Primary Offering.

•
In addition, after termination of a Primary Offering registered under the Securities Act, each Class T, Class S or Class D Common Share sold in that Primary Offering, each Class T, Class S or Class D Common Share sold under a Reinvestment Plan pursuant to the same registration statement that was used for that Primary Offering, and each Class T, Class S or Class D Common Share received as a stock dividend with respect to such shares sold in such Primary Offering or Reinvestment Plan, shall automatically and without any action on the part of the holder thereof convert into a number of Class I Common Shares at the Applicable Conversion Rate, at the end of the month in which the Corporation, with the assistance of the Dealer Manager, determines that Total Corporation-Level Underwriting Compensation (as defined below) paid with respect to that Offering would be in excess of 10% of the aggregate purchase price of all Shares sold for the account of the Corporation through that Primary Offering.

As used above, the “Applicable Conversion Rate” means (a) with respect Class T Common Shares, the number of Class I Common Shares equal to the product of each Class T Common Share to be converted and a fraction, the numerator of which is the Class T NAV Per Share and the denominator of which is the Class I NAV Per Share, (b) with respect to Class S Common Shares, the number of Class I Common Shares equal to the product of each Class S Common Share to be converted and a fraction, the numerator of which is the Class S NAV Per Share and the denominator of which is the Class I NAV Per Share, and (c) with respect to Class D Common Shares, the number of Class I Common Shares equal to the product of each Class D Common Share to be converted and a fraction, the numerator of which is the Class D NAV Per Share and the denominator of which is the Class I NAV Per Share.
As used above, “Total Account-Level Underwriting Compensation” means with respect to any share of common stock sold for the account of the Corporation through an offering, (a) any and all up-front fees and commissions payable to the dealer manager of the offering or participating broker-dealers in connection with the sale of shares, and (b) ongoing distribution fees, which are not payable up-front or at one time, payable to the dealer manager and reallowable to broker-dealers that enter into participating broker or other agreements with the dealer manager to sell or provide services with respect to shares.

As used above, “Total Corporation-Level Underwriting Compensation” means all underwriting compensation paid or incurred with respect to an offering from all sources, determined pursuant to the rules and guidance of the Financial Industry Regulatory Authority, Inc., including (a) any and all up-front fees and commissions payable to underwriters, dealer managers or other broker-dealers in connection with the sale of shares, including, without limitation, up-front fees or commissions payable to the Dealer Manager, and (b) ongoing distribution fees, which are not payable up-front or at one time, payable to the Dealer Manager and reallowable to broker-dealers that enter into participating broker or other agreements with the Dealer Manager to sell or provide services with respect to shares.
Distributions
The per share amount of any distributions for any class of Common Shares relative to the other classes of Common Shares shall be determined as described in the most recent Multiple Class Plan adopted by the Board.
Liquidation Rights
In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any distribution of the assets of the Corporation, the aggregate assets available for distribution to holders of the Common Shares shall be determined in accordance with applicable law. Immediately before any liquidation, dissolution or winding up, or any distribution of the assets of the Corporation pursuant to a plan of liquidation, dissolution or winding up, Class T, Class S and Class D Common Shares will automatically convert to Class I Common Shares at the Applicable Conversion Rate. Following such conversion, each holder of Common Shares of a particular class shall be entitled to receive, ratably with each other holder of Common Shares of such class, that portion of such aggregate assets available for distribution as the number of outstanding Common Shares of such class held by such holder bears to the total number of outstanding Common Shares of such class then outstanding.

Preferred Shares.
The Board may classify any unissued Preferred Shares and reclassify any previously classified but unissued Preferred Shares of any series from time to time, in one or more classes or series of Shares.

4